                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            SUNDSTRAND CORPORATION
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                            SUNDSTRAND CORPORATION
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        Common Stock, par value $.01 per share
--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        6,806,819 shares of Common Stock (plus outstanding options to acquire 504,405 shares of Common Stock)
--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        $18.85 per outstanding shares of Common Stock; $18.85 less applicable exercise price for option shares
--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [X] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

    (3) Filing party:

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    (4) Date filed:

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

                                [Sundstrand Logo]

                             SUNDSTRAND CORPORATION
                               ROCKFORD, ILLINOIS

To the Stockholders of

  SUNDSTRAND CORPORATION:

     The 1997 Annual Meeting of Stockholders of Sundstrand Corporation is to be held in the Auditorium at Northern Illinois University, Rockford Education Center, 8500 East State Street, Rockford, Illinois, on Tuesday, April 15, 1997, at 11:00 a.m., Central Time. Stockholders will be called upon to elect one director for a term of three years; to approve a proposed Officer Performance Compensation Plan under which bonuses paid to officers will be performance-based and, therefore, excluded from the Internal Revenue Code $1 million cap on deductible nonperformance-based compensation; to approve amendments to the Sundstrand Corporation Stock Incentive Plan which are designed to make awards of options and restricted stock performance based and, therefore, excluded from the aforementioned $1 million cap on deductible nonperformance-based compensation; and to vote upon such other matters as may properly come before the meeting. The Board of Directors cordially invites you to attend the meeting.

     A copy of the Company's Annual Report on Form 10-K for the year 1996 and the Company's Summary Annual Report are enclosed.

     At your earliest convenience, please date, sign and return the enclosed proxy card so your shares will be represented at the meeting.

                               Very truly yours,



/s/Don R. O'Hare                                        /s/Robert H. Jenkins
-----------------------                                 ----------------------
Chairman of the Board                                   President and
                                                        Chief Executive Officer

March 5, 1997

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD FOR WHICH A RETURN ENVELOPE IS PROVIDED.

                             SUNDSTRAND CORPORATION
                              4949 HARRISON AVENUE
                                 P.O. BOX 7003
                         ROCKFORD, ILLINOIS 61125-7003

                                ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                   March 5, 1997

     Notice is hereby given that the Annual Meeting of Stockholders of Sundstrand Corporation, a Delaware corporation, will be held in the Auditorium at Northern Illinois University, Rockford Education Center, 8500 East State Street, Rockford, Illinois, on Tuesday, April 15, 1997, at 11:00 a.m., Central Time, for the following purposes:

     1. To elect one director for a term of three years;

     2. To consider and vote upon the proposed Officer Performance Compensation Plan, as set forth in the Proxy Statement;

     3. To consider and vote upon the proposed amendment to the Sundstrand Corporation Stock Incentive Plan, as set forth in the Proxy Statement; and

     4. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on February 18, 1997, as the time for taking a record of the stockholders entitled to notice of and to vote at the meeting. A list of such stockholders will be available from the Manager, Investor Relations at the offices of Sundstrand Corporation, 4949 Harrison Avenue, Rockford, Illinois 61125 on and after March 24, 1997.

                                             By order of the Board of Directors,

                                                    RICHARD M. SCHILLING,
                                                          Secretary

--------------------------------------------------------------------------------

CONTENTS

Proxy Statement

       Voting Securities...........................................    1
 [X]   Election of Director........................................    1
       Nominee for Election to Board of Directors..................    2
       Members of Board of Directors Continuing in Office..........    2
       Ownership of Sundstrand Common Stock........................    4
       Board of Directors' Compensation, Meetings and Committees...    5
       Compensation Committee Interlocks and Insider
            Participation..........................................    6
       Compensation Committee Report on Executive Compensation.....    7
       Summary Compensation Table..................................   10
       Option Grants in Last Fiscal Year...........................   11
       Aggregated Option Exercises in Last Fiscal Year and Fiscal
            Year-End Option Values.................................   12
       Retirement Plans............................................   12
       Employment Agreements.......................................   13
       Transactions and Loans with Management......................   17
       Performance Graph and Table.................................   17
       Section 16 Compliance.......................................   17
 [X]   Adoption of the Officer Performance Compensation Plan.......   18
 [X]   Amendment of Stock Incentive Plan...........................   19
       Other Business to be Transacted.............................   23
       Independent Certified Public Accountants....................   23
       Stockholders' Proposals for 1998 Annual Meeting.............   23
  Exhibit A -- Sundstrand Corporation Officer Performance
    Compensation Plan

              [X] To be voted on at the meeting

                       ---------------------------------

                     EVERY STOCKHOLDER'S VOTE IS IMPORTANT.

                     PLEASE COMPLETE, SIGN, DATE AND RETURN

                                YOUR PROXY CARD.

                             SUNDSTRAND CORPORATION
                              4949 HARRISON AVENUE
                                 P.O. BOX 7003
                         ROCKFORD, ILLINOIS 61125-7003
                                 MARCH 5, 1997
                                ---------------
                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 15, 1997

     The enclosed proxy is being solicited by the Board of Directors of Sundstrand Corporation (the "Company") and may be revoked prior to the voting thereof. The cost of soliciting proxies by mail, telephone, facsimile, or in person, as needed, will be borne by the Company. The Company has retained Georgeson & Company Inc. to assist in soliciting proxies from stockholders, including brokers' accounts, at a fee of $6,500 plus out-of-pocket expenses, to be paid by the Company. Also, officers or regular employees of the Company may engage in the solicitation of proxies by telephone, facsimile or personal calls.

                               VOTING SECURITIES

     The record date for determining the stockholders entitled to vote at the meeting is February 18, 1997. On this date, the Company had 60,083,206 shares of Common Stock outstanding which are entitled to vote at the meeting. Stockholders are entitled to one vote for each share held. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, as determined by election inspectors appointed for the meeting, will constitute a quorum. The election inspectors will also tabulate the votes that are received. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as a nonaffirmative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker or other nominee indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will be treated as present and entitled to vote for purposes of determining the presence of a quorum but as nonvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

                              ELECTION OF DIRECTOR

     Article Ninth of the Restated Certificate of Incorporation of the Company provides that the number of directors from time to time shall be not less than eight nor more than twelve as fixed by the Company's by-laws. The Company's by-laws currently provide for eleven directors, but have been amended effective April 15, 1997, to reduce the number of directors to eight. Article Ninth of the Restated Certificate of Incorporation also requires that the Board of Directors be classified into three classes as nearly equal in number as possible, each director being elected for a term of three years.

     One director is to be elected at the meeting for a term of three years or thereafter until his successor is duly elected and qualified. The Board of Directors has nominated Charles Marshall for a three-year term. Mr. Marshall is presently serving as a director of the Company. Unless otherwise directed, the proxy holders intend to vote the proxies received by them for the election of the nominee. The election of Mr. Marshall will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting. If, on account of death or unforeseen contingencies, Mr. Marshall is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

     The nominee and the seven continuing Board members, the year each first became a director, his age, description of his principal occupation for the past five years, directorships held in publicly owned companies and certain other directorships are set forth below.

                   NOMINEE FOR ELECTION TO BOARD OF DIRECTORS

                       FOR THREE-YEAR TERM EXPIRING 2000

CHARLES MARSHALL, 67, has served as a Director of the Company since 1989. Since June 1989, the retired Vice Chairman of American Telephone and Telegraph Company, New York, New York, a company involved in information movement, management systems and communications. Mr. Marshall is a director of Hartmarx Corporation, Chicago, Illinois, a company involved in the manufacture of clothing; Ceridian Corporation, Minneapolis, Minnesota, a diversified company in financial and educational services; GATX Corporation, Chicago, Illinois, a company involved in the operation of rail cars and Great Lakes vessels, bulk liquid terminals and financing for capital equipment and real estate; and Sonat, Inc., Birmingham, Alabama, a holding company for energy and energy services.

               MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

                               TERM EXPIRING 1998

WARD SMITH, 66, has served as a Director of the Company since 1983. Mr. Smith is a director and since May 11, 1994, the retired Chairman of NACCO Industries, Inc., Mayfield Heights, Ohio, a coal mining company and a manufacturer of small home appliances and fork lift trucks. From May 8, 1991, through May 10, 1994, Mr. Smith was Chairman of NACCO Industries, Inc. Mr. Smith is a director of Gulftech International Company, Pueblo, Colorado, a manufacturer of produce processing machinery; and is a trustee of various mutual funds managed by Massachusetts Financial Services Company, Boston, Massachusetts, an investment adviser.

J. P. BOLDUC, 57, has served as a Director of the Company since 1991. Mr. Bolduc is a director and since March 1995, Chairman and Chief Executive Officer of JPB Enterprises, Inc., Columbia, Maryland, a holding company with interests in the food, beverage, real estate, retail and manufacturing industries. From January 1, 1993, to March 3, 1995, Mr. Bolduc was President and Chief Executive Officer of W. R. Grace & Co., Boca Raton, Florida; and, from August 2, 1990, to January 1, 1993, he was its President and Chief Operating Officer. Mr. Bolduc is a director of Marshall & Ilsley Corporation, Milwaukee, Wisconsin, a multi-bank holding company; Unisys Corporation, Blue Bell, Pennsylvania, a computer manufacturer and information technology company; Newmont Mining Corporation, Denver, Colorado, a gold mining and producing company; Brothers Gourmet Coffees, Inc., Boca Raton, Florida, a specialty coffee company; and Proudfoot PLC, Richmond, England, an international management consultancy.

GERALD GRINSTEIN, 64, has served as a Director of the Company since 1991. Since December 31, 1995, the retired Chairman of Burlington Northern Santa Fe Corporation, Fort Worth, Texas, a diversified company in railroads and other businesses. From September 1995 to December 30, 1995, Mr. Grinstein was the Chairman of Burlington Northern Santa Fe Corporation; and, from October 1990 to September 1995, Mr. Grinstein was Chairman and Chief Executive Officer of Burlington Northern, Inc. Mr. Grinstein is a director of Browning-Ferris Industries, Inc., Houston, Texas, a waste disposal company; Delta Air Lines, Inc., Atlanta, Georgia, a commercial airline; and Imperial Holly Corporation, Sugar Land, Texas, a producer/marketer of refined sugar.

ROBERT H. JENKINS, 54, has served as a Director of the Company since 1995. President and Chief Executive Officer of Sundstrand Corporation since October 1, 1995. From March 1990 to September 1995, Mr. Jenkins was Executive Vice President of Illinois Tool Works Inc., Glenview, Illinois, a company involved in the manufacture of construction products, engineered polymers, automotive and specialty components, packaging products/systems, and finishing systems. Mr. Jenkins is a director of AK Steel Holding Corporation, Middletown, Ohio, a steel manufacturer.

              MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE
                               TERM EXPIRING 1999

KLAUS H. MURMANN, 65, has served as a Director of the Company since 1981. Mr. Murmann is a director and since April 16, 1989, Chairman and Chief Executive Officer of Sauer Inc., Ames, Iowa, a holding company for businesses engaged in the manufacture of hydrostatic transmissions for use in off-highway mobile equipment. Mr. Murmann is a member of the supervisory boards of Fried. Krupp AG Hoesch-Krupp, Essen, a German industrial company; Gildemeister AG, Bielefeld, a German manufacturer of machine tools; and Preussen Elektra AG, Hannover, a German utility concern. Mr. Murmann is vice-chairman of the board of Gothaer Versicherungsbank, Gottingen/Cologne, a German insurance company; and is a member of the board of BankgesellschaftBerlin AG, Berlin, a German bank.

BERGER G. WALLIN, 66, has served as a Director of the Company since 1995. Since May 1, 1996, the retired Executive Vice President for Special Projects of Sundstrand Corporation. From August 7, 1990, to January 1, 1995, Mr. Wallin was Executive Vice President and Chief Operating Officer, Industrial of Sundstrand Corporation.

RICHARD A. ABDOO, 53, has served as a Director of the Company since 1996. Mr. Abdoo is a director and since May 1991, the Chairman, President and Chief Executive Officer of Wisconsin Energy Corporation, Milwaukee, Wisconsin, a public utility holding company. Since June 1990, Mr. Abdoo also was Chief Executive Officer of Wisconsin Electric Power Company, Wisconsin Energy Corporation's principal subsidiary. From June 1990 to December 1995, he was Chairman and Chief Executive Officer of Wisconsin Natural Gas Company, a former subsidiary of Wisconsin Energy Corporation. Mr. Abdoo is a director of United Wisconsin Services, Inc., Milwaukee, Wisconsin, a managed care company; and Marshall & Ilsley Corporation, Milwaukee, Wisconsin, a multi-bank holding company.

                      OWNERSHIP OF SUNDSTRAND COMMON STOCK

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock by (i) each person or group that is known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding Common Stock, (ii) each of the directors and the nominee, (iii) each of the executive officers named in the Summary Compensation Table on page 10 of this proxy statement, and (iv) by the nominee, directors and current officers as a group.

                                                         SHARES OF COMMON STOCK   PERCENT OF COMMON
NAME                                                       BENEFICIALLY OWNED     STOCK OUTSTANDING
-------------------------------------------------------  ----------------------   -----------------
RCM Capital Management, L.L.C., RCM Limited L.P and RCM
  General Corporation                                          5,166,951(1)              8.5%(1)
Chancellor LGT Asset Management, Inc., Chancellor LGT
  Trust Company and LGT Asset Management, Inc.                 3,881,200(2)             6.35%(2)
The Capital Group Companies, Inc. and Capital Research
  and Management Company                                       3,130,000(3)              5.2%(3)

Charles Marshall                                                  11,014*                  **
Ward Smith                                                         9,434*                  **
J. P. Bolduc                                                       3,014*                  **
Gerald Grinstein                                                   5,014*                  **
Robert H. Jenkins                                                 77,280*                  **
Klaus H. Murmann                                                  10,259*                  **
Berger G. Wallin                                                 164,547*
Richard A. Abdoo                                                     722*
Donald E. Nordlund                                                17,946*                  **
John A. Puelicher                                                  8,298*                  **
Don R. O'Hare                                                    200,738*(4)               **
Patrick L. Thomas                                                 47,358*(4)               **
Ronald F. McKenna                                                 49,486*(4)               **
Paul Donovan                                                      56,600*                  **

The Nominee, Directors and Current Officers as a Group
  (16 persons, including those named above)                      824,306*(4)             1.4%

  *  Shares owned as of February 3, 1997.

 **  Less than one percent (1%).

(1) Based on Schedule 13G dated January 30, 1997, shares held of record by RCM Capital Management, L.L.C., RCM Limited L.P. and RCM General Corporation, Four Embarcadero Center, Suite 2900, San Francisco, California 94111. RCM Capital Management, L.L.C. is an investment adviser registered under the Investment Advisers Act of 1940. RCM Limited L.P. is the managing agent of RCM Capital Management, L.L.C. and RCM General Corporation is the general partner of RCM Limited L.P.
(2) Based on Schedule 13G dated February 7, 1997, shares held of record by Chancellor LGT Asset Management, Inc. and Chancellor LGT Trust Company, both located at 1166 Avenue of the Americas, New York, New York 10036, and LGT Asset Management, Inc., 50 California Street, San Francisco, California 94111. Chancellor LGT Asset Management, Inc. is an investment advisor registered under the Investment Advisors Act of 1940. Chancellor LGT Trust Company is a New York State chartered trust company and a wholly owned subsidiary of Chancellor LGT Asset Management, Inc. LGT Asset Management, Inc. is the holding company for chancellor LGT Asset Management, Inc. and is an indirect wholly owned subsidiary of Liechtenstein Global Trust, AG.
(3) Based on Schedule 13G dated February 12, 1997, shares held of record by The Capital Group Companies, Inc., 333 South Hope Street, Los Angeles, California 90071, as a parent holding company, and by Capital Research and Management Company, an investment adviser registered under the Investment Advisers Act of 1940 and a wholly owned subsidiary of The Capital Group Companies, Inc.

(4) The number of shares of Common Stock beneficially owned includes stock options awarded under the Company's Stock Incentive Plan or under the Company's Nonemployee Director Stock Option Plan that such persons have a right to exercise within 60 days as follows: Mr. O'Hare -- 23,000; Mr. Thomas -- 7,000; Mr. McKenna -- 9,000; and the nominee, directors and current officers as a group -- 118,186.

           BOARD OF DIRECTORS' COMPENSATION, MEETINGS AND COMMITTEES

     During 1996, nonofficer directors were compensated by an annual retainer fee equal to $26,000 paid pursuant to the Sundstrand Corporation Nonemployee Director Compensation Plan (the "Compensation Plan") in Company Common Stock based on the market price as of the April 16, 1996, Annual Meeting of Stockholders. The Compensation Plan provides that the annual retainer fee be paid to each nonemployee director in the form of the Company's Common Stock rather than in cash. Accordingly, each nonofficer director received 722 shares of Common Stock (Mr. Wallin received 681 shares of Common Stock since prior to May 1, 1996, he was an officer of the Company). In addition, pursuant to the Sundstrand Corporation Nonemployee Director Stock Option Plan (the "Stock Option Plan"), each nonemployee director received 2,000 nonqualified stock options. The Stock Option Plan provides for the award of 2,000 nonqualified stock options for shares of the Company's Common Stock to each nonemployee director immediately following each annual meeting. Nonofficer directors also received $1,200 for each Board meeting attended and $1,000 for each meeting of a committee of the Board attended and are reimbursed for expenses and costs in connection with attendance at meetings. Under the policy of the Board of Directors, no fees are paid to directors who are also officers of the Company. During 1996, the Company provided the use of Company planes to Mr. Murmann which amounted to $10,631.

     Under the Director Emeritus Retirement Plan, each director is eligible to receive, upon ceasing to be a director, an annual retirement benefit equal to the annualized rate of compensation being paid to directors (excluding Board and committee meeting attendance fees) at the time such person ceases to be a director. Payments are made quarterly until the earlier of the retired director's death or the expiration of a period of time equal to the period of such person's service as a director of the Company. In the event of the death of a director prior to commencement of the retirement benefit or prior to the receipt of payments for a period equal to the period of such person's service as a director, the plan provides that payments will be made to the director's surviving spouse or beneficiary, as designated by the director, or to such person's estate in the absence of such designation, for such period or the remainder of such period. The plan provides for the lump sum payment of the entire retirement benefit in the event of a change of control (as defined in the plan) of the Company.

     There were seven meetings of the Board of Directors, including two telephonic meetings, during 1996 and on one occasion action was taken through consent resolutions signed by all directors, which reflected decisions reached following discussion among the directors. Mr. Puelicher participated in fewer than seventy-five percent (75%) of the aggregate of the Board of Directors meetings and meetings of the Board Committees on which he served. Present Board-appointed committees are the Audit, Compensation, Finance and Nominating Committees.

     The Audit Committee reviews the Company's audited financial statements, the independent certified public accountant's annual report of audit and the accompanying management letter. The Committee also reviews any significant problems in completing the audit. In addition, the Audit Committee reviews the adequacy of the Company's internal accounting controls, the internal audit activities performed during the prior and current years and the internal audit plan for the current year. The Committee also recommends to the Board of Directors the engagement of independent certified public accountants and approves the scope and estimated cost of the audit services to be performed by such accountants. The Committee also receives various reports and reviews proxy materials relating to director and executive officer compensation. The Audit Committee met three times during 1996. The present members of the Audit Committee are Ward Smith (Chairman), Charles Marshall, J. P. Bolduc, Gerald Grinstein and Richard A. Abdoo.

     The Compensation Committee reviews and fixes the salary and other forms of compensation for the Company's elected officers and reviews their perquisites and makes recommendations as to appropriateness. In addition, the Compensation Committee administers the Company's Restricted Stock and Stock Incentive Plans in which the elected officers participate and administers the Compensation Plan and Stock Option Plan in which nonemployee directors participate. The Compensation Committee also decides upon the grant of restricted shares of the Company's Common Stock and stock options to the elected officers. The Compensation Committee met six times during 1996. The present members of the Compensation Committee are Donald E. Nordlund (Chairman), Klaus
H. Murmann, John A. Puelicher, Ward Smith and Gerald Grinstein.

     The Finance Committee reviews the Company's financial condition and requirements for funds, reviews proposed financing activities of the Company, and reviews and recommends to the Board of Directors proposals to change the capital structure of the Company. The Finance Committee also reviews the Company's risk management program and its adequacy, approves the Company's investment and hedging policies and has certain responsibilities with respect to those benefit plans of the Company which are subject to Title I of the Employee Retirement Income Security Act of 1974 and the nonqualified supplemental retirement plan of the Company. The Finance Committee met three times during 1996. The present members of the Finance Committee are Don R. O'Hare (Chairman), John A. Puelicher, Donald E. Nordlund, Robert H. Jenkins, Berger G. Wallin and Richard A. Abdoo.

     The Nominating Committee reviews the size and composition of the Board and recommends appropriate changes to the Board of Directors. It also recommends to the Board of Directors candidates to fill vacancies which occur on the Board. Generally, nonemployee directors are selected on the basis of recognized achievements in business, education or other professional fields. The Nominating Committee also recommends for approval of the Board of Directors the directors to serve on the various committees of the Board. The Nominating Committee met once during 1996. The present members of the Nominating Committee are Charles Marshall (Chairman), Klaus H. Murmann, J. P. Bolduc, and Berger G. Wallin.

     The Company's by-laws provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as a director at a meeting only if such stockholder has given written notice of such stockholder's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than ninety days prior to the anniversary date of the immediately preceding annual meeting (with respect to an election to be held at an annual meeting of stockholders) or, with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the annual or special meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The present members of the Compensation Committee are Donald E. Nordlund (Chairman), Klaus H. Murmann, John A. Puelicher, Ward Smith and Gerald Grinstein. During the last fiscal year and presently, Mr. Murmann, Chairman and Chief Executive Officer and a director of Sauer Inc., Ames, Iowa, served on the Company's Compensation Committee. During this period Mr. O'Hare and Richard M. Schilling, Vice President and General Counsel and Secretary of the Company, served as directors of Sauer Inc.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") consists of five nonemployee directors. The Committee, with respect to the executive officers, has overall responsibility to review and fix their salary and other forms of compensation, including perquisites, and determines the amount, if any, of restricted stock and options which will be granted under the Company's stock programs. The Committee has furnished the following report on executive compensation.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Committee's compensation program is designed to:

     - maintain an appropriate balance between base salary and short-term and long-term incentive opportunity, with more compensation at risk at higher executive levels;

     - provide executives with a total compensation opportunity that is competitive, based on a comparison with compensation levels at a selected peer group of companies, and which takes into account the individual executive's experience, responsibility and performance;

     - tie a portion of an executive's compensation to business results;

     - foster the creation of shareholder value by aligning, through stock ownership by executives, the financial interests of the executives with those of the Company's stockholders; and

     - attract, retain and motivate high-caliber executives on a long-term basis.

     The peer group of companies consist of 22 corporations, of which 3 are in the Standard & Poor's Diversified Manufacturing Index and 2 are in the Standard & Poor's Aerospace/Defense Index, which indices are incorporated into the performance graph and table on page 17 of this proxy statement.

     The Company's executive compensation program is composed of the following:
(1) an annual base salary; (2) an annual cash bonus; (3) the annual grant of restricted stock and stock options; (4) a benefit package consisting of retirement benefits and life, medical and disability insurance; and (5) perquisites which include among other things physical exams, financial counseling, tax preparation and the use of Company planes.

     The Committee's objective is that the compensation of the Company's executive officers, when compared with the compensation paid by the peer group of companies, is for their base salary to be at the 60th percentile, total cash compensation (salary plus bonus) to be at the 75th percentile, their long-term incentive compensation (restricted stock and stock option grants) to be at the 50th percentile, and their net total compensation to be at the 60th percentile.

     As in prior years, the Committee engaged an independent compensation consultant to make a comparison between the Committee's objectives and the compensation paid to the Company's executives and recommend any adjustments which they determined to be appropriate in meeting the objectives. Based on the consultant's report, the Committee, in November 1996, determined that the composition of the Company's executive compensation program was adequate, but that there were several individual deficiencies which needed to be addressed. Additionally, the Committee recognized, with consultation from management, that if the recommended adjustments were made the limitations under Section 162(m) of the Internal Revenue Code on the deductibility of certain nonperformance-based compensation, could become applicable. Accordingly, changes in the Company's bonus and stock-based programs need to be made (see the Board's proposals set forth on pages 18-22 of this proxy statement) to minimize the potential for lost tax deductibility of compensation.

ANNUAL COMPONENT

     BASE SALARY

     The Committee annually reviews the salary of each of the Company's executive officers. Based upon the consultant's report and recommendation, a review with the Company's Chief Executive Officer ("CEO") as to each of the officers' performance, the CEO's recommendation of salary changes, and the responsibilities, expertise and experience of the relevant officer, the Committee at its November 1996 meeting increased the salaries of three executive officers while those of three executive officers were not changed since they were at or above the 60th percentile of the peer group of companies.

     INCENTIVE COMPENSATION PLAN

     The Company's Officer Incentive Compensation Plan (the "Bonus Plan") provides executive officers with the opportunity to receive an annual cash bonus based upon the achievement of Company financial performance goals set by the Committee. The Committee determines the performance elements, their relative weight, and the bonus value assigned for various levels of element achievement. If the threshold level for any element is not achieved, no bonus can be earned with respect to that element, and if in any year the Company fails to achieve at least a twelve percent (12%) return on average total equity, no bonuses will be awarded under the plan for that year. In addition to setting a threshold achievement level for each element, the Committee also determines target and maximum achievement levels. At target, one hundred percent (100%) of the target bonus amount will be paid and if the maximum achievement level is reached, a bonus equal to one hundred and sixty percent (160%) of the target amount will be paid. The target bonus amount for each officer is a percentage of such officer's base salary and varies based on his position. For 1996, Mr. Jenkins and Mr. O'Hare had the highest target potential at fifty percent (50%) of base salary with a maximum of eighty percent (80%) of base salary.

     In late 1995, the Committee selected earnings per share, cash flow from operations after capital expenditures and return on average equity as the performance elements upon which the 1996 bonus compensation for each of the officers would be based. Each of these elements was equally weighted and the threshold, target and maximum achievement levels were set. During 1996, an adjustment was made to the earnings per share and cash flow from operations after capital expenditures achievement levels to take into account erroneous assumptions which were made when the achievement levels were first set.

     After the performance of the Company for 1996 was determined (and after adjustment for unusual and nonrecurring accounting issues), a comparison was made with the preestablished achievement levels and points were awarded as applicable. Bonuses were then calculated based upon the points awarded (the "Calculated Bonuses"). Although the Committee has authority under the plan to adjust the Calculated Bonuses, it did not make any adjustments, awarding the calculated amounts.

     During the Committee's compensation review, it was determined that the potential bonus achievement level of several of the executive officers was too low if the objective of total cash compensation at the 75th percentile of that of the peer group of companies was to be achieved in the future. Accordingly, for 1997 the Committee adjusted the potential bonus amount which could be awarded to these executive officers.

     As previously mentioned, because the increased potential total compensation of certain of the officers could exceed the limitations under Section 162(m) of the Internal Revenue Code on the deductibility of certain nonperformance-based compensation, the Committee has adopted, subject to stockholder approval, a new Officer Performance Compensation Plan. It is the Committee's intention to administer the new plan in the same manner as it administered the predecessor plan with achievement elements being selected annually and with threshold, target and maximum achievement levels being set for each element. The intent is for the new plan to comply with the provisions of Section 162(m) and, therefore, ensure the tax deductibility of compensation paid under the plan.

LONG-TERM COMPONENT

     STOCK OPTIONS AND RESTRICTED STOCK

     The Company maintains stock plans under which the Committee may grant stock options and restricted stock to executive officers of the Company. The number of options and restricted shares granted to an officer will vary based upon the position the officer holds and the evaluation of his performance. In prior years, the Committee has awarded options and restricted stock in alternate years. Based upon the recommendation of the consultant, in 1996, the Committee made awards of both stock options and restricted stock to the executive officers.

     Stock options granted to an executive officer under the Company's Stock Incentive Plan presently are granted at an exercise price equal to the fair market value of a share of the Company's Common Stock on the date of grant, become exercisable in increments of twenty-five percent (25%) on each of the second through fifth anniversary dates of the grant, and generally remain exercisable until the tenth anniversary date of the grant. Grants of restricted stock are without cost to the executive officer and vest in increments of twenty percent (20%) per year in each of the fifth through ninth anniversary dates of the grant.

     In November 1996, the Committee awarded both stock options and restricted stock to the Company's executive officers. The size of the restricted stock awards generally was consistent with the recommendation of the consultant, while the size of the stock option awards generally was greater than that which was recommended. The Committee was of the opinion, however, that the overall grant was consistent with its objectives for long-term incentive compensation and took into account the Company's high performance level for the year.

     As indicated above, the Board has adopted, subject to stockholder approval, certain amendments to the Company's Stock Incentive Plan to cause future grants of stock options and restricted stock to be performance-based and, therefore, not subject to the Section 162(m) limitation on deductible nonperformance-based compensation. The Committee does not intend, nor does it anticipate, that the plan changes will affect the manner in which grants are made nor the size of grants which are made under the plan in the future.

BENEFIT AND PERQUISITE COMPONENT

     The Committee annually reviews with the Chief Executive Officer the perquisites and other benefits available to the executive officers and makes recommendations as to the appropriateness of this compensation. This compensation is also reviewed and reported on by the consultant. The Committee has determined that the level of benefits and perquisites is consistent with the Committee's objectives.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Jenkins was elected President and Chief Executive Officer of the Company on October 1, 1995, and at that time, the Committee set his annual base salary at $650,000. During the compensation review in November 1996, the Committee decided not to change Mr. Jenkins' salary since it was determined to be close to the Committee's objective of the 60th percentile for the peer group of companies.

     The cash bonus earned by Mr. Jenkins during 1996 was $452,075. This amount was determined based upon the Company's financial performance as compared to the pre-selected targets for 1996 as discussed under the heading "Incentive Compensation Plan." Since the Company's performance in 1996 when compared to the selected elements was favorable, Mr. Jenkins' bonus exceeded the targeted amount. During the compensation review, the Committee determined that the cash bonus opportunity for Mr. Jenkins was low and increased his opportunity level for 1997 from a target level of 50% of base salary to 100% of base salary and to one hundred and sixty percent (160%) of base salary at maximum. This increase was determined by the Committee to be appropriate based upon Mr. Jenkins favorable performance during the year.

     The Committee, as part of its compensation review in November 1996, granted to Mr. Jenkins 12,000 shares of restricted stock and 40,000 options which options have a purchase price of $38.94 representing the fair market value at the date of grant. In making these grants, the Committee considered the compensation information provided by the consultant, the Company's favorable performance in 1996, and Mr. Jenkins' leadership during the year. In addition, the Committee determined that these grants were consistent with the Committee's objective and the long-term incentives granted to chief executive officers of the selected peer group of companies.
                                          COMPENSATION COMMITTEE

                                             Donald E. Nordlund, Chairman
                                             Klaus H. Murmann
                                             Ward Smith
                                             John A. Puelicher
                                             Gerald Grinstein

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation of the Company's President and Chief Executive Officer and the Company's other four most highly compensated executive officers.

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                     --------------------
                                       ANNUAL COMPENSATION                  AWARDS
                                ----------------------------------   --------------------
                                                         OTHER       RESTRICTED
                                                         ANNUAL        STOCK                 ALL OTHER
       NAME AND                  SALARY     BONUS     COMPENSATION     AWARDS     OPTIONS   COMPENSATION
  PRINCIPAL POSITION     YEAR     ($)        ($)          ($)        ($)(2)(3)      (#)         ($)
  ------------------     ----   --------   --------   ------------   ----------   -------   ------------
Robert H. Jenkins        1996   $650,000   $452,075       $ --       $  467,250   40,000    $ 83,062(4)(5)
  President and Chief    1995    150,000    658,794(1)       --       2,078,876   90,000       8,861(5)
  Executive Officer
Don R. O'Hare            1996   $650,000   $452,075       $          $       --   30,000    $ 15,176(4)(6)
  Chairman of the Board  1995    650,000    435,175         --               --   90,000       9,750(6)
                         1994    162,500    100,000         --               --   92,000     136,262(7)
Patrick L. Thomas        1996   $350,000   $194,740       $ --       $  233,625   25,000    $  8,194(4)
  Executive Vice         1995    300,000    160,680         --          383,813       --      51,033(8)
  President and Chief
  Operating Officer,
  Industrial
Ronald F. McKenna        1996   $263,087   $166,920       $ --       $  233,625   25,000    $  6,541(4)
  Executive Vice
  President and Chief
  Operating Officer,
  Aerospace
Paul Donovan             1996   $330,000   $183,612       $ --       $  155,750   20,000    $  8,003(4)
  Executive Vice         1995    330,000    176,748         --          191,906       --       5,158(9)
  President and Chief    1994    300,000    115,440         --               --   20,000       4,140(6)
  Financial Officer

(1) The amount set forth represents a $550,000 signing bonus and a $108,794 bonus earned under the Company's Officer Incentive Compensation Plan.

(2) The amounts set forth represent the fair market value of the shares of restricted stock awarded to the named executive officer for the year indicated less the purchase price paid by the executive officer. Dividends on restricted stock are paid at the same time and in the same amounts as dividends paid on Common Stock, but such amounts are not included in this column.

(3) On December 31, 1996, Mr. Jenkins held 76,000 shares of restricted stock which had an aggregate market value of $3,218,750; Mr. Thomas held 31,600 shares of restricted stock which had an aggregate market value of $1,338,575; Mr. McKenna held 28,000 shares of restricted stock which had an aggregate market value of $1,186,250; and Mr. Donovan held 61,400 shares of restricted stock which had an aggregate market value of $2,598,988.

(4) The amount reflects the portion allocable to 1996 of the projected cash surrender value available to the executive officer at the maturity of his split-dollar life insurance policy under the Executive Life Insurance Program and the amount contributed by the Company on behalf of the executive officer under the Company's Employee Savings Plan and the Supplemental Savings Plan as further described in this proxy statement on page 13. The portion allocated to 1996 of the projected cash surrender value available at maturity and the contribution amount under the Company's Employee Savings Plans for each of the executive officers was as follows:

                        1996 ALLOCATION      SAVINGS
                       OF PROJECTED CASH      PLANS
    EXECUTIVE OFFICER   SURRENDER VALUE    CONTRIBUTION
    -----------------  -----------------   ------------
    Robert H. Jenkins       $10,131           $3,794
    Don R. O'Hare                 0            5,426
    Patrick L. Thomas         5,641            2,553
    Ronald F. McKenna         5,226            1,315
    Paul Donovan              5,469            2,534

(5) The amounts set forth include costs incurred by the Company in connection with Mr. Jenkins' relocation which were $69,137 in 1996 and $8,861 in 1995.

(6) The amounts set forth represent the dollar value of term life insurance premiums paid by the Company for the group term life insurance component of the Executive Life Insurance Program, and an imputed value based upon the equivalent of term life insurance premiums for the survivor income benefit component of the Executive Life Insurance Program which were $9,750 in 1996 and 1995 for Mr. O'Hare and $4,140 in 1994 for Mr. Donovan.

(7) The amount set forth includes $91,352 earned pursuant to a consulting agreement which terminated effective September 25, 1994, $6,000 in Board meeting fees, $2,000 in committee meeting fees, $15,167 for the portion of the annual Board of Directors retainer fee payable between January 1 and August 1, 1994, and 409 shares of Common Stock valued at $19,453 and $47 in cash for the portion of such annual retainer fee payable between August 1, 1994, and the 1995 Annual Meeting of Stockholders pursuant to the Compensation Plan. The remaining $2,243 of the amount set forth represents the dollar value of term life insurance premiums paid by the Company as further described in footnote (6) above.

(8) The amount set forth represents costs incurred by the Company in 1995 in connection with Mr. Thomas' relocation equaling $46,382 and $4,651 representing the portion allocable to 1995 of the projected cash surrender value available to Mr. Thomas at the maturity of his split-dollar insurance policy under the Executive Life Insurance Program.

(9) The amount represents the portion allocable to 1995 of the projected cash surrender value available to Mr. Donovan at the maturity of his split-dollar life insurance policy under the Executive Life Insurance Program.

                       OPTION GRANTS IN LAST FISCAL YEAR

     During 1996, the only grants of nonqualified stock options under the Stock Incentive Plan to named executive officers are as set forth below. The hypothetical present values on date of grant shown for stock options granted in 1996 are presented pursuant to the rules of the Securities and Exchange Commission and calculated under the Black-Scholes model for pricing options. The actual value before tax will be the excess of the market price of Sundstrand Common Stock over the exercise price at the time of execution. There is no assurance that the present value will be realized.

INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------------------------
                               NUMBER OF     % OF TOTAL OPTIONS    EXERCISE OF
                                OPTIONS     GRANTED TO EMPLOYEES   BASE PRICE    EXPIRATION      GRANT DATE
            NAME               GRANTED(1)      IN FISCAL YEAR       ($/SHARE)       DATE      PRESENT VALUE(2)
-----------------------------  ----------   --------------------   -----------   ----------   ----------------
Robert H. Jenkins                40,000            5.86%            $38.9375      11/19/06        $430,092
Don R. O'Hare                    30,000            4.40%            $38.9375      11/19/06        $322,569
Patrick L. Thomas                25,000            3.66%            $38.9375      11/19/06        $268,808
Ronald F. McKenna                25,000            3.66%            $38.9375      11/19/06        $268,808
Paul Donovan                     20,000            2.93%            $38.9375      11/19/06        $215,046

(1) Options become exercisable at a rate of twenty-five percent (25%) of each grant on the second through fifth anniversary dates of the date of grant, provided that in the event of a Change in Control as defined on page 16 of this proxy statement, such options shall become immediately exercisable.

(2) These values are based upon the Black-Scholes option pricing model, which is a mathematical formula used to value options traded on stock exchanges. Factors used to value the options granted to each named executive officer on November 19, 1996, included a capital expected volatility rate of 20.0 percent, a risk-free rate of return based upon a ten year zero-coupon Treasury bond at 6.03 percent, a dividend yield of 1.6 percent, a projected time of exercise of seven years and a forfeiture rate of 3 percent.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information on the exercise of stock options in 1996 by named executive officers as well as the number of options which were exercisable and the number of options which were not exercisable in 1996 and the value of such options based upon the difference between the exercise price and the market price of the underlying shares as of December 31, 1996. The actual value before tax will be the excess of the market price of Sundstrand Common Stock over the exercise price at the time of execution. There is no assurance that the values shown in the table will be realized.

                                                                                       VALUE OF UNEXERCISED
                                  SHARES                   NUMBER OF UNEXERCISED           IN-THE-MONEY
                                 ACQUIRED      VALUE         OPTIONS AT FY-END           OPTIONS AT FY-END
             NAME               ON EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
------------------------------  -----------   --------   -------------------------   -------------------------
Robert H. Jenkins                  --            --                0/ 130,000           $      0/ $1,074,529
Don R. O'Hare                      --            --           23,000/ 189,000           $463,610/ $2,357,386
Patrick L. Thomas                  --            --            7,000/  34,750           $155,094/ $ 294,344
Ronald F. McKenna                  --            --            9,000/  32,000           $204,656/ $ 239,594
Paul Donovan                      10,624      $199,006        10,312/  40,314           $224,442/ $ 498,864

                                RETIREMENT PLANS

     Generally, the retirement benefit to which an executive officer will be entitled upon retirement is provided under the tax-qualified Sundstrand Corporation Retirement Plan-Aerospace (the "Retirement Plan") and the non-tax-qualified supplemental retirement plan (the "Supplemental Retirement Plan"). The eligibility for both plans is the same. The Supplemental Retirement Plan provides a lump sum option for the total accrued benefit, while the Retirement Plan provides a lump sum option for the portion of the benefit accrued through December 31, 1991.

     The following table sets forth estimated annual retirement benefits for representative years of service and three-year average annual earnings amounts.

                                   ESTIMATED ANNUAL RETIREMENT BENEFIT
                                   FOR REPRESENTATIVE YEARS OF SERVICE
  HIGHEST CONSECUTIVE     ------------------------------------------------------
      THREE-YEAR                                                        30 OR
AVERAGE ANNUAL EARNINGS   10 YEARS   15 YEARS   20 YEARS   25 YEARS   MORE YEARS
-----------------------   --------   --------   --------   --------   ----------
      $  300,000          $ 66,670   $100,005   $133,340   $166,675    $200,010
         450,000           100,005    150,008    200,010    250,013     300,015
         600,000           133,340    200,010    266,680    333,350     400,020
         950,000           211,122    316,683    422,243    527,804     633,365
       1,150,000           255,568    383,353    511,137    638,921     766,705
       1,300,000           288,903    433,355    577,807    722,258     866,710

     Generally, the combined amounts shown in the Salary and Bonus columns of the Summary Compensation Table on page 10 of this proxy statement are expected to approximate the three-year average annual earnings of an executive officer which would be used to determine his total retirement benefit under the Retirement Plan and the Supplemental Retirement Plan.

     Messrs. Jenkins, Thomas, McKenna and Donovan upon attainment of age 65, the normal retirement age under the plans, will have 12.5, 40.7, 35.9 and 24.0 actual years of service with the Company, respectively. Mr. O'Hare is accruing no additional benefit under the Retirement Plan or the Supplemental Retirement Plan.

     Although the Retirement Plan benefit formula includes a reduction for fifty percent (50%) of a participant's monthly primary Social Security benefit earned at retirement, the amounts shown in the table do not reflect this reduction. The benefit amounts shown in the table are calculated based upon the straight life annuity form of payment.

     In addition to the foregoing, the Company matches, at the rate of $0.50 for each $1.00 of contribution, contributions made by an executive officer to the Company's Employee Savings Plan with a current maximum match of one percent (1%) of the executive officer's eligible compensation. Under the Company's nonqualified Supplemental Savings Plan, benefits are provided which are not available under the Employee Savings Plan because of Internal Revenue Code limitations on the amount of annual compensation that may be considered for determining contributions to the Employee Savings Plan.

     At the time of his employment, Mr. Jenkins entered into an unfunded retirement agreement with the Company which provides that he will receive a nonqualified benefit which, when combined with his benefits under the Retirement Plan and the Supplemental Retirement Plan, will equal the benefit that would be payable from these plans if it is assumed at such time that he had twice his actual years of service with the Company. The agreement also provides that Mr. Jenkins shall be entitled to receive a nonqualified benefit without regard to any service requirement for eligibility. The estimated annual pension benefit payable under the agreement to Mr. Jenkins at his normal retirement age, which benefit is in addition to the benefit payable under the Retirement Plan and Supplemental Retirement Plan, is $315,503.

     Messrs. Jenkins and O'Hare, as directors of the Company, also are accruing a benefit under the Director Emeritus Retirement Plan, which plan is described on page 5 of this proxy statement.

                             EMPLOYMENT AGREEMENTS

     On September 19, 1995, the Company entered into an employment agreement with Mr. Jenkins (the "Jenkins Agreement") that is designed to assure the Company of the benefit of his services in an executive capacity. The "Employment Period" under the Jenkins Agreement commenced on October 1, 1995, and, except as otherwise provided, was to expire on September 30, 1998. Unless written notice is given to the contrary, on each September 30 the Employment Period is automatically extended for an additional year.

     The Jenkins Agreement provides that throughout the Employment Period, the Company shall neither demote Mr. Jenkins nor assign to him any duties or responsibilities that are inconsistent with his position, duties, responsibilities and status as President and Chief Executive Officer. Under the agreement, Mr. Jenkins shall receive during the Employment Period a salary of not less than $650,000 per year, paid vacations and holidays, fringe benefits and perquisites, shall be eligible to participate in the Company's employee benefit plans, practices and programs, and shall be eligible to participate in such executive benefit or incentive plans as are in effect, including the Company's Bonus Plan, Stock Incentive Plan, 1989 Restricted Stock Plan, the Supplemental Retirement Plan and the Supplemental Savings Plan.

     Under the agreement, Mr. Jenkins covenants not to compete with the Company or to disclose confidential information concerning the Company during the Employment Period. The Jenkins Agreement contains certain conditions of employment such as the Company not assigning duties to Mr. Jenkins which would require him to move the location of his principal business office or principal place of residence outside of the Rockford, Illinois, area. In the event the Company fails to perform any covenant or agreement set forth in the agreement, Mr. Jenkins will be entitled to receive for the remainder of the Employment Period the salary and benefits he would have otherwise received if his employment had continued for such period. These benefits would not be payable, however, in the event his employment is terminated by reason of (a) conviction of a felony, (b) death, or (c) during the Employment Period breach of either his covenant not to compete or his covenant not to disclose confidential information and failure to cure such breach (the "Enumerated Reasons"). The Jenkins Agreement also provides for the reimbursement of legal expenses incurred in connection with certain claims or legal proceedings brought under or involving the agreement.

     The Jenkins Agreement also requires the Company to make an additional "gross-up payment" to Mr. Jenkins to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on any payment made to him in connection with his employment with the Company (the "Gross-up Payment"). The amount of the Gross-up Payment to be paid, if any, may be substantial and will depend upon numerous factors, including the price per share of the Common Stock of the Company and the extent, if any, that payments or benefits made to Mr. Jenkins constitute "excess parachute payments" within the meaning of Section 280G of the Code.

     The Jenkins Agreement provides that upon a Change in Control (as described on page 16 of this proxy statement) during the Employment Period the following will occur: (a) all restrictions on any stock purchased by or otherwise granted to Mr. Jenkins pursuant to the Company's 1989 Restricted Stock Plan, the Company's Stock Incentive Plan and any other restricted stock plan sponsored by the Company shall lapse and all such stock shall immediately vest and be delivered to Mr. Jenkins, and all outstanding stock options held by him shall become fully vested and immediately exercisable; and (b) commencing at the time of Mr. Jenkins' termination of employment or if later his attainment of age 65, he shall be provided with the same health care coverage as provided to other eligible retirees at that time and with a life insurance benefit of one time his annual base salary at the higher of the annual rate in effect at the time of his termination of employment or immediately prior to the Change in Control; and (c) Mr. Jenkins will become fully vested in a retirement benefit determined pursuant to the provisions of the Retirement Plan, with such benefit calculated as though he had 20 years of participation under the Retirement Plan. The agreement also provides that upon his termination of employment following a Change in Control in addition to all other amounts payable under the agreement, he will within five days of such termination be paid in a single lump sum all amounts accrued but unpaid under the agreement, including salary, vacation pay, bonuses and other incentive compensation plus, if his employment is terminated for any reason other than the Enumerated Reasons, a bonus equal to the largest bonus received during the three years preceding the termination of employment multiplied by a fraction, which will not be less than 1, the numerator of which is the number of months remaining in his Employment Period and the denominator of which is 12, or, if his employment is terminated for one of the Enumerated Reasons, a bonus equal to the incentive award that would have been paid if it were assumed his employment had continued to the end of the year and it were assumed all performance targets and goals were met multiplied by a fraction which shall not be less than 0, the numerator of which is the number of months remaining in the year through the date of termination and the denominator of which is 12.

     Assuming a Change in Control occurred on March 1, 1997, and his employment were terminated by the Company on that date for a reason other than an Enumerated Reason, Mr. Jenkins would have been eligible to receive a bonus of $1,679,167. In addition, he would have been entitled to receive 76,000 shares of restricted stock and the 130,000 unexercisable stock options held by him would have become fully exercisable. Mr. Jenkins also would have been entitled to have his base salary continued for the Employment Period which would result in payments during that time totaling $1,679,167 and he would have been entitled to continue to receive incentive compensation and other personal benefits. He also immediately would become fully vested in a benefit which, as stated above, would be calculated as though he had accrued 20 years of participation in the Retirement Plan, which benefit would be payable under the Retirement and Supplemental Retirement Plans and under his retirement agreement, as discussed on pages 12-13.

     On September 19, 1995, the Company entered into an employment agreement with Mr. O'Hare (the "O'Hare Agreement") that is designed to assure the Company of the continued benefit of his services as Chairman of the Board. The "Employment Period" under the O'Hare Agreement commenced on October 1, 1995, and will expire at the close of business on the date of the 1997 Annual Meeting of Stockholders. Under the agreement, Mr. O'Hare will receive an annual salary of $650,000, paid vacations and holidays, certain fringe benefits and perquisites and will be eligible to participate in certain employee benefit plans, policies, practices and arrangements including the Company's Bonus Plan, Stock Incentive Plan (with respect to stock options), disability plan, group life insurance and Supplemental Savings Plan.

     Under the agreement, Mr. O'Hare covenants not to compete with the Company or to disclose confidential information concerning the Company during the Employment Period and for two years thereafter. The O'Hare Agreement contains certain conditions of employment such as the Company not assigning duties to Mr. O'Hare which would require him to move the location of his principal business office or principal place of residence outside of the Rockford, Illinois, area. In the event the Company fails to perform any covenant or agreement set forth in the agreement, including the Company's termination of Mr. O'Hare's employment for a reason other than an Enumerated Reason (the same reasons as described under the Jenkins Agreement on page 14 of this proxy statement), Mr. O'Hare would be entitled to receive for the remainder of the Employment Period the salary, incentive compensation and other benefits he would have otherwise received if his employment continued for such period. The O'Hare Agreement also provides for the reimbursement of legal expenses incurred in connection with certain claims or legal proceedings brought under or involving the agreement. In the event a Change in Control occurs, the 189,000 unexercisable stock options held by Mr. O'Hare, pursuant to the terms of the Company's Stock Incentive Plan, would become fully exercisable.

     The O'Hare Agreement further provides that upon termination of the Employment Period, Mr. O'Hare shall become a consultant to the Company for a three-year period at an annual fee of $360,000.

     On July 20, 1989, the Company entered into an employment agreement with Mr. Donovan, which agreement was amended on August 7, 1990. On February 21, 1995 and June 18, 1996, the Company entered into employment agreements with Messrs. Thomas and McKenna, respectively, which are substantially identical to Mr. Donovan's employment agreement, as amended. The three agreements are hereinafter collectively referred to as the "Employment Agreement." The rights and obligations set forth in the Employment Agreement arise for a period of up to three years following a Change in Control (the "Term") provided the Change in Control occurs during the "Protected Period" defined in the Employment Agreement. The Employment Agreement sets forth the terms and conditions of the executive's employment, annual base salary and participation by the executive in the Company's benefit plans. If the executive's employment is terminated during the Term (a) by the Company other than for "Cause" (as defined in the Employment Agreement), (b) by the executive for "Good Reason" (as defined in the Employment Agreement) or (c) by the executive for any reason or without reason during the 60-day period which commences on the date six months following a Change in Control, he will be entitled to receive (w) a "Pro-Rata Bonus" (as defined in the Employment Agreement), (x) a lump sum cash payment equal to three times the sum of his base salary and bonus (the base salary at least equal to his base salary in effect prior to a Change in Control and the bonus equal to the "Bonus Amount" as defined in the Employment Agreement), subject to certain adjustments,
(y) continuation of life insurance, disability, medical, dental and hospitalization benefits for a period of up to 36 months and (z) a lump sum cash payment reflecting certain retirement benefits he would have been entitled to receive had he remained employed by the Company for an additional three years, subject to certain adjustments. In addition, all restrictions on any outstanding incentive awards will lapse and become fully vested, and all outstanding stock options shall become fully vested and immediately exercisable. The Employment Agreement also provides that the Company will pay all legal fees and related expenses incurred by the executive arising out of his employment or termination of employment if, in general, the circumstances for which he has retained legal counsel occurred on or after a Change in Control. Under the Employment Agreement, the Company also is required to make an additional "gross-up payment" to the executive to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on any payment made to him under the Employment Agreement, the 1982 and 1989 Restricted Stock Plans, the Stock Incentive Plan, or any other incentive compensation or bonus plan (the "Gross-up Payment"). The amount of the Gross-up Payment to be paid, if any, may be substantial and will depend upon numerous factors, including the price per share of the Common Stock of the Company and the extent, if any, that payments or benefits made to the executive constitute "excess parachute payments" within the meaning of Section 280G of the Code.

     Assuming a Change in Control occurred on March 1, 1997, and their employment were terminated on that date, the approximate amount of cash payments that would have been made pursuant to the Employment Agreement as described above (other than the Gross-up Payment, if applicable) would have been $1,698,658 for Mr. Thomas, $1,455,993 for Mr. McKenna and $1,592,913 for Mr.
Donovan. The number of shares of restricted stock they would have been entitled to receive and the number of unexercisable stock options they would have which become fully exercisable as a result of the Change in Control would have been 31,600 shares and 34,750 stock options for Mr. Thomas, 28,000 shares and 32,000 stock options for Mr. McKenna and 56,600 shares and 40,314 stock options for Mr. Donovan. In addition, personal benefits would continue for the term of the Employment Agreement, and as set forth above, each of the executives would also have for a period of up to 36 months continued life insurance, disability, medical, dental and hospitalization benefits. The retirement benefit to which each of the executives would be entitled would be paid pursuant to the Retirement and Supplemental Retirement Plans as discussed on pages 12-13 of this proxy statement.

     In general, for purposes of the Jenkins Agreement, the O'Hare Agreement, each Employment Agreement and the Stock Incentive Plan, a Change in Control is defined as any of the following events: (a) the acquisition (other than from the Company) by any person (as such term is defined in Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty-three percent (33%) or more of the combined voting power of the Company's then-outstanding voting securities; (b) the individuals who, as of the date the agreements were executed, are members of the Company's Board of Directors (the "Incumbent Board"), cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of a majority of the Incumbent Board, and such new director shall, for purposes of the Jenkins Agreement, each Employment Agreement and the Stock Incentive Plan, be considered as a member of the Incumbent Board; or (c) approval by stockholders of the Company of (i) a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then-outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company. A Change in Control shall not be deemed to occur by reason of an acquisition referred to in clause (a) above because thirty-three percent (33%) or more of the combined voting power of the Company's then-outstanding securities is acquired by (x) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (y) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

                     TRANSACTIONS AND LOANS WITH MANAGEMENT

     Since the beginning of 1996 through February 3, 1997, certain executive officers sold to the Company shares of the Company's Common Stock which they owned as follows: Mr. Donovan -- 23,512 shares ($1,006,945); Mr. McKenna -- 1,600 shares ($65,400); Richard M. Schilling -- 5,000 shares ($228,750); and
DeWayne J. Fellows, Vice President and Controller -- 11,374 shares ($463,491).

     On October 17, 1984, the Board of Directors adopted the 1984 Elected Officers' Loan Program (the "Loan Program") pursuant to which elected officers could borrow from the Company for a period of up to eight years. All loans outstanding under the program are collateralized. As of February 3, 1997, executive officers with loans in excess of $60,000 under the Loan Program were as follows: Mr. Donovan -- $957,000; Mr. Schilling -- $870,000; and Mr. Fellows -- $215,000. The interest rate charged on the loans is 5.89 percent. The indicated amounts were the largest aggregate amounts outstanding during 1996 with respect to each of the named executive officers except with respect to Mr. Fellows for whom the largest aggregate amount outstanding during 1996 was $425,000. Effective October 1, 1992, the Company discontinued making loans under the Loan Program with existing loans being permitted to continue to maturity. Each of the loans will mature on September 1, 2000.

                          PERFORMANCE GRAPH AND TABLE

     The following performance graph and table compare the five-year cumulative total stockholder return, assuming reinvestment of dividends, on $100 invested on December 31, 1991, in each of Sundstrand Corporation Common Stock, Standard & Poor's 500 Stock Index, Standard & Poor's Aerospace/Defense Index and Standard & Poor's Diversified Manufacturing Index. The Standard & Poor's Aerospace/Defense and Diversified Manufacturing Indices were selected as properly reflecting the Company's involvement in the aerospace market and industrial market segments, the sales of which segments were 49.3% and 50.7%, respectively, of the Company's total sales in 1996.

         Measurement Period                                             S&P Aero-        S&P Diversi-
        (Fiscal Year Covered)       Sundstrand         S&P 500        space/Defense       fied Mfg.
              1991                     100               100               100               100
              1992                     112               108               105               108
              1993                     121               119               137               132
              1994                     134               120               146               135
              1995                     212               165               242               190
              1996                     261               203               312               254

                             SECTION 16 COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers to file initial reports of beneficial ownership of Common Stock and report changes in beneficial ownership of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange.

     Based upon a review of forms which were received with respect to 1996, and written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its directors and officers have been met, except that Mr. Jenkins filed one late report on Form 4 covering shares purchased in his account in the Company's 401(k) plan, Mr. Schilling filed one late report on Form 4 covering shares purchased in his account in the Company's 401(k) plan, and Mr. McKenna filed one late report on Form 4 covering shares sold to the Company.

             ADOPTION OF THE OFFICER PERFORMANCE COMPENSATION PLAN

     The Board of Directors recommends that the stockholders approve the adoption of the proposed Sundstrand Corporation Officer Performance Compensation Plan (the "Performance Plan"). The sole purpose for instituting the Performance Plan is to assure the current federal income tax deductibility of annual incentive compensation earned by the executive officers of the Company. It is intended that the Performance Plan will be administered so that benefits under the plan will be no greater than would otherwise be paid under the Company's Officer Incentive Compensation Plan (after taking into account the adjustments made by the Compensation Committee of the Board of Directors in the potential bonus amounts that can be awarded to the executive officers as described in the Compensation Committee Report on Executive Compensation on pages 8 and 9 of this proxy statement) which plan has been terminated. The complete text of the Performance Plan is set forth in Exhibit A to this proxy statement, and stockholders are urged to review the plan together with the following information, which is qualified in its entirety by referring to Exhibit A.

GENERAL

     Section 162(m) of the Internal Revenue Code provides that, effective for tax years beginning on or after January 1, 1994, a publicly owned corporation, subject to certain exceptions, may not deduct compensation in excess of $1 million per year paid to such corporation's chief executive officer and its four other most highly paid executive officers. One of the exceptions is for performance-based compensation paid under a stockholder-approved plan that satisfies certain conditions of Section 162(m). The Performance Plan will provide incentive compensation awards to the Company's elected officers on the basis of selected performance measures to qualify the awards as performance-based and, therefore, tax deductible under Section 162(m).

DESCRIPTION OF THE OFFICER PERFORMANCE COMPENSATION PLAN

     ELIGIBILITY

     The persons eligible to participate in the plan are the officers of the Company designated each year by the Compensation Committee of the Board of Directors of the Company. The officer group currently consists of seven officers, with one such officer retiring on April 15, 1997.

     THRESHOLD PARAMETER

     Each year the Compensation Committee will select a threshold parameter which will consist of one or more performance elements and a performance level for each element which is to be achieved. If the threshold parameter is not achieved, no performance compensation award ("bonus") will be made that year. If the threshold parameter is achieved, a bonus may be awarded to each participating officer.

     BONUS AMOUNT

     The amount of bonus which is to be awarded to each participant if the threshold parameter is achieved is $1.5 million, provided that the Compensation Committee, in its sole discretion, may cancel or reduce the amount of any bonus. The Compensation Committee intends to exercise its negative discretion by establishing additional conditions and terms for determining the actual amount of bonus to be awarded, including the achievement of other financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate. The maximum bonus amount of $1.5 million has been set above the Company's historical and presently anticipated bonus levels for executive officers because the 162(m) regulations allow only "negative discretion" in respect of this type of plan and the Compensation Committee wants flexibility to recognize exceptional performance when warranted.

     ADMINISTRATION

     The Performance Plan will be administered by the Compensation Committee, which will have the sole authority to interpret any provision of the Performance Plan.

     NEW PLAN BENEFITS

     The table below sets forth the benefit that would be received under the Performance Plan for 1997 if the Company financial performance goals selected by the Compensation Committee are achieved and bonuses are awarded at the target bonus amount. In the event the financial performance goals are exceeded, it is possible that the amount of bonuses paid could be up to one hundred and sixty percent (160%) of the target bonus amount.

                                 PERFORMANCE PLAN
-----------------------------------------------------------------------------------
                     NAME AND POSITION                          TARGET BONUS AMOUNT
------------------------------------------------------------    -------------------
Robert H. Jenkins                                                   $  650,000
  President and Chief Executive Officer
Don R. O'Hare                                                          189,600
  Chairman of the Board
Patrick L. Thomas                                                      262,500
  Executive Vice President and Chief Operating Officer,
  Industrial
Ronald F. McKenna                                                      252,000
  Executive Vice President and Chief Operating Officer,
  Aerospace
Paul Donovan                                                           216,000
  Executive Vice President and Chief Financial Officer
Executive Officers as a Group                                       $1,748,100
  (Including those named above)

     AMENDMENT AND TERMINATION

     The Board of Directors of the Company may amend or terminate the Performance Plan at any time. In the event the stockholders fail to approve the Performance Plan at the Annual Meeting, the Performance Plan will automatically terminate.

DIRECTORS' RECOMMENDATION

     The approval of the Performance Plan will require the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the meeting. If the proposed Performance Plan is not approved, the Compensation Committee, since incentive compensation is considered to be an integral part of the Company's executive compensation program, may consider the implementation of some other incentive compensation program irrespective of whether any amount paid under such program would be deductible under Section 162(m). THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSED OFFICER PERFORMANCE COMPENSATION PLAN.

                       AMENDMENT OF STOCK INCENTIVE PLAN

     The Board of Directors recommends that the stockholders approve the proposed amendment to the Sundstrand Corporation Stock Incentive Plan (the "Stock Plan"). The Board of Directors believes that the proposed amendment to the Stock Plan is desirable and in the best interest of the Company. A brief description of the Stock Plan and the proposed amendment follow.

DESCRIPTION OF THE STOCK INCENTIVE PLAN AND PROPOSED AMENDMENT

     GENERAL

     The Stock Plan became effective as of December 1, 1992, and allows awards of restricted stock and stock options to be made until December 1, 2002. The Stock Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the size and type of awards participants in the plan will receive, provided that the Committee can delegate the determination of awards for nonofficer employees to the Company's Chief Executive Officer. The group of eligible employees is comprised of full-time, managerial, supervisory or professional employees of the Company or its subsidiaries, including the elected officers of the Company. In November 1996, the Board of Directors adopted the Sundstrand Corporation Management Stock Performance Plan under which restricted stock and stock options can be granted to employees other than the elected officers and the directors of the Company. Accordingly, it is intended that future grants under the Stock Plan will be limited primarily to the elected officers. Presently, the elected officer group consists of seven officers, with one of such officers retiring on April 15, 1997. Currently, there are 1,084,828 shares available for future grants under the Stock Plan.

     STOCK OPTION GRANTS

     Under terms of the Stock Plan, the option price for each grant of an option to purchase Common Stock is to be determined by the Compensation Committee provided that the option price shall not be less than one hundred percent (100%) of the fair market value of a share of Common Stock on the date the option is granted. Each option is exercisable at such time and is subject to such rules as the Compensation Committee may promulgate, but in no event is an option to be exercisable prior to six months following the date of grant nor, with limited exceptions, exercisable later than the tenth anniversary date of its grant. Currently, options become exercisable in increments of twenty-five percent (25%) of the amount granted commencing with the second and continuing through the fifth anniversary date of the grant.

     RESTRICTED STOCK GRANTS

     The Stock Plan also provides that the price for each grant of restricted stock shall be determined by the Compensation Committee and may be below the par value per share on the date of grant. Shares of restricted stock may not be sold, transferred, assigned or otherwise alienated or hypothecated until the end of the period of restriction established by the Compensation Committee, which period in no event may terminate prior to six months following the date of grant. Currently, restricted stock vests in increments of twenty percent (20%) commencing with the fifth and continuing through the ninth anniversary date of the grant. During the period of restriction, participants holding shares of restricted stock may exercise full voting rights and are entitled to receive all dividends and other distributions paid with respect to those shares.

     TERMINATION OF EMPLOYMENT

     In connection with the awards under the Stock Plan, options become exercisable and restrictions lapse in the event the employment of a participant holding options or restricted shares terminates by reason of normal retirement, death or disability. In the event the participant's employment terminates for any other reason, the Compensation Committee has the discretion to cause all or any portion of such outstanding options to become exercisable, or to repurchase all or any portion of such shares of restricted stock at the employee's cost, if any. Options which are not exercisable as of the date of employment termination and which do not become exercisable as set forth above shall be forfeited. Notwithstanding the foregoing, the Compensation Committee may modify the term for exercisability of options and the treatment of shares of restricted stock still under restriction.

     TAX WITHHOLDING

     In connection with any taxable event arising from awards made under the Stock Plan, the Company may deduct or withhold, or require the employee to remit to it, an amount sufficient to satisfy any and all federal, state and local taxes, including the employee's FICA obligation. Currently, the employee may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares, the fair market value of which exceeds the tax due.

     CHANGE IN CONTROL

     In the event of a Change in Control as defined on page 16 of this proxy statement under the heading "Employment Agreements," unless otherwise specifically prohibited by the terms of applicable law and regulation, any and all outstanding stock options granted under the Stock Plan shall become immediately exercisable, any restrictions imposed on shares of restricted stock shall immediately lapse, and the Board or the Compensation Committee shall have the authority to make any modifications to the outstanding awards before the effective date of the "Change in Control."

     PROPOSED CHANGES

     The Board of Directors has approved and is proposing for stockholder approval the following changes to the Stock Plan:

          (i) In order to extend the life of the Stock Plan and avoid having to request in the near future approval of a new stock plan in which the elected officers would participate, it is proposed that an additional 3,000,000 shares be included under the plan and the expiration date of the plan be extended until January 1, 2007.

          (ii) In order to cause stock option and restricted stock to be performance-based and, therefore, not included in the Section 162(m) limitations on nondeductible compensation, provide that the maximum number of options and the maximum number of shares of restricted stock that may be granted in any year to an elected officer may not exceed 300,000 options or 100,000 shares of restricted stock. In addition, with respect to the grant of restricted stock, condition any award on the achievement of a threshold parameter selected by the Compensation Committee within ninety (90) days after the commencement of each plan year. The threshold parameter may consist of one or more performance elements with a performance level set for each element. The elements from which the threshold parameter may be selected are the same as those proposed for the Performance Plan (see
     Section 3.2 of Exhibit A on page A-1 of this proxy statement). If the threshold parameter is achieved (subject to certain adjustments) the number of shares of restricted stock which shall be awarded to an elected officer is set at 100,000, provided that the Compensation Committee has the discretion to reduce the number of shares of restricted stock awarded based on such criterion as the Committee determines. It is intended that the Committee will exercise such discretion to reduce such awards utilizing the same criteria as is presently utilized in making grants of restricted stock. The 100,000 share number has purposefully been set above the Company's historically and presently anticipated grant level for executive officers because the 162(m) regulations allow only "negative discretion" in respect of this type of plan and the Compensation Committee wants flexibility to recognize exceptional performance when warranted.

          (iii) To provide that in the event of a merger, reorganization, stock dividend, stock split-up or other change in the capital structure of the Company affecting the Company's Common Stock, a corresponding adjustment shall be made not only in the number of shares covered by the plan but also in the maximum number of options and restricted stock that may be awarded each year by the Compensation Committee or by the Chief Executive Officer, if he is delegated authority to make grants to nonofficer employees participating in the plan.

     PLAN BENEFITS AFTER AMENDMENT

     The table below sets forth the grants received under the Stock Plan on November 19, 1996, which grants would not have been different if the amendment had been in effect as of the date of the grants. On February 3, 1997, the closing price of the Company's Common Stock on the New York Stock Exchanges was $43.1250.

                                              STOCK OPTION PLAN
-------------------------------------------------------------------------------------------------------------
                                                             GRANT       SHARES OF       NUMBER OF   EXERCISE
                    NAME AND POSITION                        DATE     RESTRICTED STOCK    OPTIONS     PRICE
----------------------------------------------------------  -------   ----------------   ---------   --------
Robert H. Jenkins                                           11/19/96       12,000          40,000    $38.9375
  President and Chief Executive Officer
Don R. O'Hare                                               11/19/96            0          30,000    $38.9375
  Chairman of the Board
Patrick L. Thomas                                           11/19/96        6,000          25,000    $38.9375
  Executive Vice President and Chief Operating Officer,
  Industrial
Ronald F. McKenna                                           11/19/96        6,000          25,000    $38.9375
  Executive Vice President and Chief Operating Officer,
  Aerospace
Paul Donovan                                                11/19/96        4,000          20,000    $38.9375
  Executive Vice President and Chief Financial Officer
Executive Officers as a Group (Including those named        11/19/96       31,000         156,000    $38.9375
  above)

FEDERAL TAX CONSIDERATIONS OF STOCK OPTIONS

     Under federal income tax law as currently in effect, the grant of a nonqualified stock option would not be a taxable event for the participant nor a tax deductible event for the Company. However, in general, under current federal income tax law, upon the exercise of a nonqualified stock option, the participant would realize ordinary income measured by the excess of the fair market value of the acquired shares of Common Stock at the time of exercise over the option price paid, and the Company would be entitled to a deduction in a corresponding amount. Upon subsequent sale or other disposition of the acquired shares of Common Stock, the basis in the shares for determining gain or loss would be the sum of the option price paid and the gain realized upon exercise, and generally any such gain or loss upon sale or other disposition would be a long-term or short-term capital gain or loss depending upon the holding period preceding disposition. The above discussion does not purport to cover all tax consequences related to the exercise of nonqualified stock options.

AMENDMENT AND TERMINATION

     The Stock Plan may be amended, terminated or modified by the Board, provided that stockholder approval will be sought to the extent such approval is required by the federal securities laws, any material securities exchange or system on which the shares are then listed or reported, or a regulatory body having jurisdiction with respect thereto.

DIRECTORS' RECOMMENDATION

     The approval of the amendment to the Stock Plan will require the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the meeting. If the proposed amendment to the Stock Plan is not approved by the stockholders, the Compensation Committee will continue to make grants of restricted stock and stock options under the plan until there are no further shares available for grant. However, it is unlikely that the Corporation will be able to exclude the compensation value of such grants from the $1 million limit on nonperformance-based compensation which is deductible under Section 162(m). THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSED AMENDMENT TO THE STOCK PLAN.

                        OTHER BUSINESS TO BE TRANSACTED

     At the date of this statement, the foregoing is the only business which management intends to present or knows that others will present at the meeting. In the event that any other matters shall properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Ernst & Young LLP were the Company's independent certified public accountants for 1996 and have been selected by the Company as its independent certified public accountants for 1997. Representatives of this accounting firm will be present at the Annual Meeting of Stockholders and will be given an opportunity to make any comments they wish and will be available to respond to appropriate questions raised at the meeting.

                STOCKHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the Annual Meeting in 1998 and which are to be included in the Company's 1998 Proxy Statement and form of proxy relating to that meeting must be received by the Company not later than November 4, 1997.

     If you will be unable to be present in person at the 1997 Annual Meeting, you are urged to date, sign and return the enclosed proxy card in order that your shares may be represented at the meeting.

                                    By order of the Board of Directors,

                                           RICHARD M. SCHILLING
                                                Secretary

Rockford, Illinois
March 5, 1997

                                   EXHIBIT A

                             SUNDSTRAND CORPORATION
                     OFFICER PERFORMANCE COMPENSATION PLAN

              Article I. Establishment and Duration
 1.1 Sundstrand Corporation (the "Corporation") hereby establishes a plan to be known as the "Sundstrand Corporation Officer Performance Compensation Plan" (the "Plan") as set forth in this document. The Plan is effective as of January 1, 1997, and shall remain in effect until terminated by the Board of Directors of Sundstrand Corporation, provided, however, that in the event stockholder approval of the Plan is not attained at the Corporation's Annual Meeting of Stockholders in 1997, the Plan shall automatically terminate.

                Article II. Eligible Participants
 2.1 Not later than the 90th day after the commencement of each Plan year, the Compensation Committee (the "Committee") of the Board of Directors of the Corporation shall identify, by resolution, the officers of the Corporation who will participate in the Plan for such year. The addition after such 90th day of any other officer to participate in the Plan during such Plan year shall be made only in the event of an unusual circumstance, such as a new hire or promotion.

                Article III. Threshold Parameter
 3.1 With respect to each Plan year, the performance compensation award of an officer participating in the Plan shall be determined upon the basis of the achievement of the threshold parameter (one or more of the performance elements set forth in Section 3.2) selected by the Committee not later than the 90th day after the commencement of each Plan year.
 3.2 The threshold parameter applicable to a participating officer for any Plan year shall be determined by the Committee and shall consist of one or more of the following performance elements and the performance level to be achieved: generation of free cash, earnings per share, revenues, market share, stock price, cash flow, retained earnings, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, acquisition activity, management succession planning, improved asset management, improved gross margins, increased inventory turns, product development and liability, research and development integration, proprietary protections, legal effectiveness, handling of SEC and environmental matters, manufacturing efficiencies, system review and improvement, service reliability and cost management, operating expense ratios, total stockholder return, return on sales, return on equity, return on capital, return on assets, return on investments, net income, operating income, working capital, and comparative performance of one or more of the above criteria to the performance of other corporations.
 3.3 In determining actual performance under the threshold parameter selected, adjustments will be made to exclude (i) all items determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board ("APB Opinion No. 30") to be extraordinary or unusual in nature, infrequent in occurrence, related to disposal of a segment of a business or related to a change in accounting principle, (ii) all items related to discontinued operations that do not qualify as a segment of a business as defined under APB Opinion No. 30, and (iii) all restructuring charges recorded in accordance with Emergency Issues Task Force Issue No. 94-3.

                 Article IV. Compensation Awards
 4.1 No compensation award will be made under the Plan unless the threshold parameter as determined by the Committee is achieved.

       Article V. Amount of Performance Compensation Award
 5.1 If the threshold parameter for a Plan year is achieved, the amount of the performance compensation award earned by each participating officer with respect to such Plan year shall be an amount not to exceed one and one-half million dollars ($1,500,000); provided that the Committee, in its sole discretion, may cancel or reduce the amount of such award based on such criteria as the Committee in its sole discretion shall determine.

                    Article VI. Confirmation
 6.1 Prior to the payment of any performance compensation award with respect to any Plan year, the Committee shall confirm that the threshold parameter has been satisfied.

                      Article VII. Vesting
 7.1 With respect to any person who during a Plan year was a participant in the Plan and who as of the end of the Plan year is an officer of the Corporation, such person's performance compensation award for such Plan year shall be vested as of the end of such Plan year. With respect to any person who during a Plan year was a participant in the Plan, but who as of the end of such Plan year is no longer an officer or employee of the Corporation, the determination as to whether a performance compensation award will be paid to such person for such Plan year shall be at the sole discretion of the Committee.

                    Article VIII. Guidelines
 8.1 The Committee may adopt guidelines to implement and administer this Plan.

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                        PROXY/VOTING INSTRUCTION CARD

                            SUNDSTRAND CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR THE ANNUAL MEETING ON APRIL 15, 1997

The undersigned hereby appoints Robert H. Jenkins and Richard M. Schilling as proxies, with powers to be exercised by both or either of them, and with full power of substitution, to vote as designated on the reverse side all Common Stock of SUNDSTRAND CORPORATION according to the number of shares the undersigned is entitled to vote if personally present at the Annual Meeting of Stockholders of Sundstrand Corporation to be held in the Auditorium at Northern Illinois University, Rockford Education Center, 8500 East State Street, Rockford, illinois, on April 15, 1997, at 11:00 a.m., Central Time or at any adjournment thereof.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX ON THE
                                REVERSE SIDE.

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                (Continued and to be signed on reverse side.)
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                                                      SUNDSTRAND CORPORATION
                            PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  / /


[                                                                                                                                  ]

This Proxy will be voted in accordance with specifications made.  The Board of Directors recommends a vote "FOR" Proposals 1, 2 and 3.  If no choice is indicated, this Proxy will be voted "FOR" Proposals 1, 2 and 3.

1. ELECTION OF DIRECTOR --            FOR  WITHHOLD           3. Proposal to adopt the amendment to the     FOR  AGAINST  ABSTAIN
   Nominee:  Charles Marshall         / /    / /                 Sundstrand Corporation Stock Incentive     / /    / /      / /
                                                                 Plan.
--------------------------------------
2  Proposal to adopt the Sundstrand   FOR  AGAINST  ABSTAIN   4. In their discretion, the proxies are authorized to vote upon such
   Corporation Officer Performance    / /    / /      / /        other business as may properly come before the meeting or any
   Compensation Plan.                                            adjournment thereof.
                                                                                      THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT
                                                                                      OF THE 1997 NOTICE OF ANNUAL MEETING AND PROXY
                                                                                      STATEMENT.

                                                                                      Signature(s)
                                                                                                  ----------------------------------

                                                                                      ----------------------------------------------

                                                                                      (Please sign your name exactly as imprinted
                                                                                      hereon.  In case of multiple or joint
                                                                                      ownership, all should sign.  Persons signing
                                                                                      in a fiduciary capacity should indicate their
                                                                                      position.)
                                                                                                Dated: _______________________, 1997

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